Exhibit 10.7

Employment Agreement for Donald Brucker.

                           NATUREWELL INCORPORATED

                             EMPLOYMENT AGREEMENT


                               DONALD BRUCKER

THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 1st day of October, 2002, by and between NatureWell, Incorporated, a Delaware corporation (the "Company"), its subsidiaries, affiliates, successors and assigns (collectively, "Affiliates") and Donald Brucker, an individual (the "Executive") with reference to the following facts:

                                   RECITALS

     A. The Company desires to employ Executive as its Senior Vice President of Research and Development and to have Executive serve as a member of the Board of Directors of the Company (the "Board") on the terms and conditions hereinafter set forth; and

     B. Executive desires to be employed by the Company as its Senior Vice President of Research and Development and serve as a member of the Board and to perform and to serve the Company on the terms and conditions hereinafter set forth.

                                  AGREEMENTS

NOW, THEREFORE, in consideration of the premises and of the mutual promises, agreements and covenants set forth herein, the parties hereto agree as follows:

     1.  EMPLOYMENT.

          (a) DUTIES. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, as the Senior Vice President of Research and Development for the Company. In his role as Senior Vice President of Research and Development, Executive shall be responsible for such duties and functions of a supervisory or managerial nature as may be directed from time to time by the Chief Executive Officer provided that such duties are reasonable and customary for a Senior Vice President of Research and Development. Executive agrees that he shall, during the term of this Agreement, except during reasonable vacation periods, periods of illness and the like, devote substantially all his business time, attention and ability to his duties and responsibilities hereunder; provided, however, that nothing contained herein shall be construed to prohibit or restrict Executive from (i) serving as a director of any corporation, with or without compensation therefor;
(ii) serving in various capacities in community, civic, religious or charitable organizations or trade associations or leagues; or (iii) attending to personal business; provided, however, that no such service or activity permitted in this
Section 1(a) shall materially interfere with the performance by Executive of his duties hereunder. Executive shall report directly to the Chief Executive officer.

          (b)  TERM.

               (i) The term of this Agreement and Executive's employment period shall be for a term commencing on the date of this Agreement and ending on the third (3rd) anniversary of the date of this Agreement (the "Employment Period"); provided, however, that commencing on the first day after the date of this Agreement and on each day thereafter, the Employment Period shall be extended for one (1) additional day so that a constant three (3) year Employment Period shall be in effect, unless (A) the Company or Executive elects not to extend the term of this Agreement by giving written notice to the other party in accordance with Sections 3(b) and 10 hereof, in which case, the term of this Agreement shall become fixed and shall end on the third (3rd) anniversary of the date of such written notice ("Notice of Non-Renewal"), or (B) Executive's employment terminates hereunder.

               (ii)  Notwithstanding anything contained herein to the contrary,
(A) Executive's employment with the Company may be terminated by the Company or Executive during the Employment Period, subject to the terms and conditions of this Agreement; and (B) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the Employment Period upon such terms and conditions as the Board and Executive may mutually agree.

               (iii) If Executive's employment with the Company is terminated, for purposes of this Agreement, the term "Unexpired Employment Period" shall mean the period commencing on the date of such termination and ending on the last day of the Employment Period.

          (c) LOCATION/TRAVEL. Executive shall work at the Company's headquarters in La Jolla, California. Executive shall not be required to relocate from San Diego County during the Employment Period.

     2. COMPENSATION. Subject to the provisions of Sections 7 and 9 hereof, the Company and its Affiliates shall each be responsible and have joint and several liability for all compensation and benefits owed to Executive under this Agreement. A reference to a Company plan, program, obligation or commitment shall also be considered an obligation or commitment of each of the Company and its Affiliates but shall not result in duplicate benefits being paid or provided to Executive.

          (a) SALARY. Executive shall receive an annual base salary of One Hundred Seventy Five Thousand Dollars ($175,000) which shall be payable on a monthly basis. The annual base salary payable to Executive pursuant to this
Section 2(a), which may be increased but not decreased by the Chief Executive Officer and shall be hereinafter referred to as the "Annual Base Salary."

          (b)  ANNUAL BONUS.

               (i) Executive shall be entitled to receive an annual bonus based upon a formula and subject to certain performance goals having been achieved (the "Formula"), in an amount determined by the Chief Executive Officer, in his sole discretion, hereinafter referred to as the "Discretionary Annual Bonus". Executive's Discretionary Annual Bonus will be for the annual period of August 1st to July 31 each year.

               (ii) Executive's Discretionary Annual Bonus shall be paid to Executive within ninety (90) days of calendar year end.

          (c) REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by him pursuant to his employment hereunder during the Employment Period, including, but not limited to, all reasonable travel and entertainment expenses. Executive may only obtain reimbursement under this Section 2(c) upon submission of such receipts and records as may be initially required by the Chief Executive Officer and, thereafter, as may be required under the reimbursement policies established by the Company. Notwithstanding the foregoing, Executive shall be permitted to charge reasonable expenses delineated in this Section 2(c) to Company charge cards or other credit accounts made available to Executive.

          (d) ADDITIONAL BENEFITS; GENERAL RIGHTS. During the Employment Period, Executive shall be entitled to:

               (i) participate in all employee stock option, pension, savings, and other similar benefit plans of the Company as the Company may designate from time to time;

               (ii) participate in all welfare plans established by the Company such as life insurance, medical, dental, disability, and business travel accident plans and programs as the Company may designate from time to time. In addition, the Company shall reimburse Executive for (i) any premium costs Executive may incur with respect to the health insurance plan currently maintained by the Company (and which may be maintained by the Company from time to time) in which Executive (and his spouse and children) participates, and (ii) for all other medical and dental expenses not covered by any medical or dental plan in which Executive (and his spouse and children) participates, including, without limitation, deductibles and out of pocket expenses;

               (iii)  four (4) weeks paid vacation per year;

               (iv) a monthly automobile allowance of Five Hundred Dollars ($500.00); and

               (v) any other benefits provided by the Company to its executive officers.

          (e) WITHHOLDING. The Company shall deduct from all compensation paid to Executive under this Agreement, any Federal, State or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to Federal, State or city laws, rules or regulations.

     3.  TERMINATION OF EMPLOYMENT; EVENTS OF TERMINATION.

          (a) This Agreement may be terminated during the Employment Period under the following circumstances:

               (i) CAUSE. Executive's employment hereunder shall terminate for "Cause" ten (10) days after the date the Company shall have given Executive notice of the termination of his employment for "Cause". For purposes of this Agreement, "Cause" shall mean the commission by Executive of fraud, theft, embezzlement or an act of serious, criminal moral turpitude.

               (ii) DEATH. Executive's employment hereunder shall terminate upon his death.

               (iii) DISABILITY. If Executive becomes unable due to a mental or physical disability (as defined by Section 12926 of the California Fair Employment and Housing Act) to perform the essential functions of his position, with or without reasonable accommodation, for an aggregate of six (6) months in any twelve (12) month period (a "Disability"), the Company, at its option, may terminate Executive's employment hereunder (the date of such termination, the "Disability Date", and, thereafter, Executive shall not be deemed to be employed under this Agreement. In determining Disability under this Section, the Company shall rely upon the written opinion of the physician regularly attending Executive in determining whether a Disability is deemed to exist. If the Company disagrees with the opinion of such physician, the Company may choose a second physician, the two (2) physicians shall choose a third physician, and the written opinion of a majority of the three (3) physicians shall be conclusive as to Executive's Disability. The expenses associated with the utilization of any physician other than the physician regularly attending Executive shall be borne solely by the Company. Executive hereby consents to any required medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination. Nothing in this Agreement is intended to cause the Company to be in violation of the Americans with Disabilities Act.

               (iv) GOOD REASON. Executive shall have the right to terminate his employment for "Good Reason." This Agreement shall terminate effective immediately on the date Executive shall have given the Chief Executive Officer notice of the termination of his employment with the Company for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (A) any material and substantial breach of this Agreement by the Company, (B) a diminution of Executive's responsibilities, loss of title or position in which Executive currently serves, (C) a Change in Control (as defined below) occurs and Executive voluntarily quits at any time within the six (6) month period on or immediately following the Change in Control, (D) the Company issues a Notice of Non-Renewal to Executive, (E) a reduction in Executive's Annual Base Salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, or any other failure by the Company to comply with Section 2, hereof, (F) the relocation of Executive's office outside San Diego County, or (G) this Agreement is not assumed by a successor to the Company.

For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred upon the happening of any of the following events:
(i) approval by the Board or stockholders of the Company of a transaction that would result in the reorganization, merger, or consolidation of the Company with one or more other "Persons" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act"), other than a transaction following which: (A) at least seventy-one percent (71%) of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least seventy-one percent (71%) of the outstanding equity ownership interests in the Company; and (B) at least seventy-one percent (71%) of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least seventy-one percent (71%) of the securities entitled to vote generally in the election of directors of the Company; (ii) the acquisition of all or substantially all of the assets of the Company; (iii) a complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution; (iv) the occurrence of any event in the nature of an event described in this Section if, immediately following such event, at least seventy-five percent (75%) of the members of the Board do not belong to any of the following groups: (A) individuals who were members of the Board on the date of this Agreement; or (B) individuals who first became members of the Board after the date of this Agreement either: (I) upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or (II) upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination; provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board; and
(v) one or more other Persons, other than an employee benefit plan sponsored by the Company, becomes the "beneficial owner," as such term is used in Section 13 of the Exchange Act, of thirty percent (30%) or more of the Common Stock of the Company issued and outstanding prior to such acquisition.

               (v) WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment hereunder Without Cause subject to the terms and conditions of this Agreement. In such event, this Agreement shall terminate, effective immediately upon the date on which the Company shall have given Executive notice of the termination of his employment for reasons other than for Cause or due to Executive's Disability.

               (vi) WITHOUT GOOD REASON. Executive shall have the right to terminate his employment hereunder without Good Reason at any time for any reason subject to the terms and conditions of this Agreement. This Agreement shall terminate, effective immediately upon the date as of which Executive shall have given the Board notice of the termination of his employment without Good Reason.

          (b) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. In the event of the termination of Executive's employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

     4.  PAYMENTS UPON TERMINATION.

          (a) WITHOUT CAUSE, FOR GOOD REASON OR DISABILITY. If Executive's employment is terminated by the Company Without Cause (pursuant to Section 3(a)(v)) or by Executive for Good Reason (pursuant to Section 3(a)(iv)), or by the Company due to Executive's Disability (pursuant to Section 3(a)(iii)), Executive, or in the case of Executive's Disability, Executive's legal representative (assuming Executive's affairs are handled by a representative rather than Executive himself), shall be entitled to receive from the Company
(i) a lump sum payment in an aggregate amount equal to three (3) times the sum of (A) the current Annual Base Salary and (B) the average of Executive's Annual Bonus paid during the two (2) immediately preceding full fiscal years of employment ending prior to the date of termination (the "Severance Payment");
(ii) any bonuses which have been earned but not been paid prior to such termination ("Prior Bonus Payment") and (iii) reimbursement of expenses incurred prior to date of termination (the "Expense Reimbursement"). The aforesaid amounts shall be payable in cash without discount for early payment, at the option of Executive, either in full immediately upon such termination or monthly over the Unexpired Employment Period (the "Payment Election"). In addition, Executive's fringe benefits specified in Section 2 shall continue through the end of the Unexpired Employment Period; provided, however, that such benefits which may not continue pursuant to law, such as participation in a qualified pension plan, shall terminate on the date of termination and further provided, that Executive shall be entitled to COBRA continuation coverage and to continue the applicable life insurance policies thereafter, at his cost ("Fringe Benefit Continuation").

In the event Executive terminates his employment within the six (6) month period on or immediately following a Change in Control which constitutes a termination for Good Reason under this Agreement pursuant to Section 5(a)(iv), Executive shall be entitled to receive from the Company an additional lump sum cash payment in an amount sufficient to pay any excise taxes which may be imposed on Executive pursuant to Section 4999 of the Code (or any successor provisions) plus any excise or income tax liability on the gross up payment itself so that on a net after tax basis Executive shall be in the same position as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed.

In the event Executive is terminated by the Company Without Cause or due to Executive's Disability or Executive terminates his employment with the Company for Good Reason, Executive shall have no duty to mitigate the amount of the payment received pursuant to this Section 6(a), it being understood that Executive's acceptance of other employment shall not reduce the Company's or the other Company' obligations hereunder.

          (b) DEATH. If Executive's employment is terminated due to death of Executive, Executive's estate or beneficiary(ies), as the case may be, shall be entitled to receive Executive's Prior Bonus Payment and Expense reimbursement and Executive's spouse and covered children shall be entitled to receive Fringe Benefit Continuation to the extent applicable.

          (c) TERMINATION WITH CAUSE OR WITHOUT GOOD REASON. If the Company terminates Executive's employment for Cause (pursuant to Section 3(a)(i)) or in the event Executive voluntarily terminates his employment without Good Reason (pursuant to Section 3(a)(vi)), Executive shall be entitled to his Annual Base Salary through the date of the termination of such employment and Executive shall be entitled to any bonuses which have been earned but not paid prior to such termination. Executive shall not be entitled to any other bonuses. Executive's additional benefits specified in Section 2 shall terminate at the time of such termination and the entire outstanding balance (principal and interest) of any loans from the Company to Executive shall be due and owing on date of such termination. Any amounts owed by Executive to the Company hereunder shall be set off against any amounts payable from the Company to the Executive.

          (d) TERMINATION BY THE COMPANY UPON CHANGE IN CONTROL. If the Company terminates Executive's employment for any reason in connection with a Change in Control which is not approved by the Continuing Directors of the Company, Executive shall receive from the Company in one lump sum, payable on the consummation of the Change in Control an amount equal to the Severance Payment, the Prior Bonus Payment and the Expense Reimbursement. The aforesaid amount shall be payable in cash without discount for early payment on the consummation of such Change in Control. In addition, any outstanding balances (principal and interest) of any loans made by the Company to Executive shall be forgiven on the consummation of such Change in Control. Executive (and his spouse and children) shall be entitled to Fringe Benefit Continuation. In addition to the aforesaid cash payment, the Company shall pay Executive, on the consummation of the Change in Control, in one lump sum, a cash payment (i) in an amount sufficient to cover the full tax consequences of the forgiveness of any loans so that on a net after tax basis Executive shall be the same as if no taxable events had occurred upon such forgiveness (ii) in an amount sufficient to pay any excise taxes which may be imposed on Executive pursuant to Section 4999 of the Code (or any successor provisions) plus any excise or income tax liability on the gross up payment itself so that on a net after tax basis Executive shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed.

In the event Executive is terminated by the Company in connection with a Change in Control which is not approved by the Continuing Directors of the Company, Executive shall have no duty to mitigate the amount of the payment received pursuant to this Section 6(d), it being understood that Executive's acceptance of other employment shall not reduce the Company's obligations hereunder.

          (e) VESTING TRUST. At Executive's option, the Company shall establish a vesting trust into which the Company shall, to the extent economically feasible, contribute and/or pledge assets to secure its severance obligations to Executive under this Agreement.

     5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Executive agrees that this Agreement is personal to him and may not be assigned by him other than by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representative.

     6.  JOINT AND SEVERAL LIABILITY.

          (a) NO DUPLICATION OF PAYMENTS. The Company and its Affiliates shall be jointly and severally liable for any amounts payable to Executive under this Agreement. Any amounts payable to Executive shall be paid in the first instance by the Company, and to the extent not paid by the Company shall be paid by its Affiliates. In no event shall any amount payable pursuant to this Agreement be paid by the Company and its Affiliates and Executive shall not be entitled to receive duplicate benefits or payments under any of the provisions of this Agreement.

          (b) NEW SUBSIDIARIES. Any subsidiary of the Company that is formed or acquired on or after the date hereof shall be required to become a signatory to this Agreement and shall become jointly and severally liable with the Company for the obligations hereunder.

          (c) SALE OF SUBSIDIARIES. Upon the sale of the stock or substantially all of the assets of any subsidiary of the Company, which is approved by the Board, such subsidiary shall be automatically released from its obligations hereunder and shall not be considered as having any continuing liability for the obligations hereunder, and Executive shall be released from his obligations to such subsidiary hereunder.

     7. SECURITIES IN LIEU OF CASH NOT A DEFAULT. Notwithstanding any provision in this Agreement, the Company may, in its reasonable discretion, make any payment due to Executive, or his beneficiary(ies), pursuant to the Agreement, using Securities issued by the Company in lieu of cash, except for payments due for termination pursuant to Section 4(d), provided however, the Company must have a reasonable good faith belief that payment to Executive of cash for amounts due pursuant to any of the terms of the Agreement (except
Section 4(d)) would unduly burden the Company and its ability to conduct its business. Any payment made in lieu of cash pursuant to this Section 7 shall not be considered an event of default under the Agreement. For purposes of this
Section 7 "Securities" is defined as, but is not limited to common stock, preferred stock, notes, or accruals carried on the Company's books for salary or expenses payable to Executive.

     8. GOVERNING LAW. This Agreement shall be construed in accordance with, and its validity, interpretation, performance and enforcement and shall be governed by, the laws of the State of California without regard to conflicts of law principles thereof. Substantial obligations under this Agreement are to be performed in San Diego, California. The parties select San Diego, California, as the proper and sole venue for any action filed to enforce, construe, or interpret this Agreement.

     9. ENTIRE AGREEMENT. This instrument contains the entire understanding and agreement among the parties relating to the subject matter hereof, except as otherwise referred to herein, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any provisions hereof may be waived or modified, except by an agreement in writing signed by the party(ies) against whom enforcement of any waiver or modification is sought.

     10. SEVERABILITY. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, or to any extent, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     11. NOTICES. Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and delivered by courier or personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:     7855 Ivanhoe Avenue, Suite 322
                       La Jolla, California 92037
                       Attention: Corporate Secretary

If to Executive:       Dr. Donald Brucker
                       /Illegible/

If delivered personally, by courier or facsimile transmission (confirmed as aforesaid and provided written confirmation and receipt is obtained by the sender), the date on which a notice is delivered or transmitted shall be the date on which such delivery is made. Notices given by mail as aforesaid shall be effective and deemed received upon the date of actual receipt or upon the third business day subsequent to deposit in the U.S. mail, whichever is earlier. Either party hereto may change its or his address specified for notices herein by designating a new address by notice in accordance with this Section 12.

     12. NO UNDUE INFLUENCE. This Agreement is executed voluntarily and without any duress or undue influence. Executive acknowledges that he has read this Agreement and executed it with his full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

     13. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.



                 [Remainder of Page Intentionally Left Blank]



IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.



EXECUTIVE:                             COMPANY:

                                       NatureWell, Incorporated,
                                       a Delaware Corporation


/S/ Donald Brucker                     By:  /s/ James Arabia
--------------------------                  --------------------------
Donald Brucker                              James Arabia, CEO



                                       AFFILIATES:

                                       Diagnos Tech, Inc.,
                                       a California corporation


                                       By:  /S/ Donald Brucker
                                            --------------------------
                                            Donald Brucker, Chairman and CEO



                                       Nasal Mist, Inc.,
                                       a California corporation


                                       By:  /S/ Donald Brucker
                                            --------------------------
                                            Donald Brucker, Chairman and CEO